EXHIBIT 1

GLASS, LEWIS & CO. RECOMMENDS SANDRIDGE ENERGY STOCKHOLDERS REPLACE A MAJORITY OF THE BOARD

- Highlights Poor Financial Performance, Excessive Compensation and Dismal Governance -

- Echoes ISS’s Recommendation that SandRidge Stockholders Vote the GREEN Consent Card in Support of TPG-Axon’s Proposals -

- TPG-Axon Requests Stockholders Return Their GREEN Consent Cards to

Elect Its Full Slate of Nominees -

NEW YORK, NY (February 21, 2013) – TPG-Axon, beneficial owner of seven percent of the outstanding shares of SandRidge Energy, Inc. (NYSE: SD) (the “Company”), today announced that Glass, Lewis & Co. (Glass Lewis), a leading independent proxy voting and corporate governance advisory firm, has recommended SandRidge stockholders vote the GREEN consent card in support of TPG-Axon’s proposals.

Specifically, Glass Lewis recommends SandRidge’s bylaws be amended to destagger the Board, that six incumbent directors be removed, including SandRidge Chief Executive Officer Tom Ward, and that independent director nominees Stephen C. Beasley, Edward W. Moneypenny, Dinakar Singh, Alan J. Weber, Dan A. Westbrook and Peter H. Rothschild be elected to the Board. Glass Lewis also recommends stockholders NOT VOTE the white consent card provided by SandRidge.

TPG-Axon recommends stockholders vote its full slate of independent directors including Mr. Beasley, Mr. Moneypenny, Mr. Singh, Mr. Weber, Mr. Westbrook, Mr. Rothschild and Fredric G. Reynolds. TPG-Axon requests that stockholders return their signed and dated GREEN consent cards promptly, to ensure that their consent cards are received by SandRidge prior to March 15, 2013, the deadline for submitting consents.

In its recommendation, Glass Lewis noted the following:

•	“We agree with TPG-Axon that independent shareholders would strongly benefit from fresh, external perspectives and a substantial overhaul of board level oversight.”

•	“…we find an equally dismal corporate governance landscape marred by regressive practices, poorly-implemented compensation policies and a general lack of substantive oversight.”

•	“As a rule, we are reticent to recommend the removal of incumbent board members, or in favor of dissident nominees, unless one of the following two things has occurred: (i) there are serious problems at the company and the newly proposed nominees have a clear and realistic plan to solve these problems; or (ii) the current board has undertaken an action

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clearly contrary to the interests of shareholders (or failed to undertake an action clearly to the benefit of shareholders).”

•	“We agree with the Dissident that there is sufficient cause to doubt the board's assessment of certain related party transactions, particularly those related to CEO Tom Ward…We believe it is entirely reasonable for independent shareholders to question how the continued involvement of a conflicted CEO could possibly benefit SandRidge over any term…”

In reaching its conclusion, Glass Lewis stated:

•	“Taken collectively, we find the foregoing issues strongly indicative of a board sorely unprepared to create or protect shareholder value, or, indeed, effectively oversee a CEO that has, by virtually any meaningful standard, steered SandRidge toward peer-worst performance since the Company's initial public offering. In lieu of offering owners any value-additive rebuttal to these concerns, it appears the board has opted to double down on its poor pattern of practice by adopting a shareholder rights plan and clumsily wielding the threat of violated debt covenants and potential executive severance payments as a cudgel to maintain the status quo.”

“We are pleased that a second highly-respected, independent proxy advisory firm has agreed with our view that SandRidge is in critical need of change, and that the current Board must be removed for this change to take place,” said TPG-Axon. “We strongly believe the incumbent directors’ lack of strategic oversight and financial discipline, combined with their poor governance practices has caused the market to lose faith in the Company, causing massive leakage of value for stockholders. Because of this we believe it is imperative that stockholders follow Glass Lewis and ISS’s, two of the largest proxy advisory firms, recommendations and vote the GREEN consent card in favor of our proposals to facilitate meaningful change.”

For information on TPG-Axon’s proposals and on the process for voting shares in favor of those proposals, go to www.Shareholdersforsandridge.com.

About TPG-Axon Capital

TPG-Axon Capital is a leading global investment firm. Through offices in New York, London, Hong Kong and Tokyo, TPG-Axon invests across global markets and asset classes.

Contacts:

MacKenzie Partners, Inc.

Dan Burch or Larry Dennedy

(212) 929-5500

TPG-Axon:

Anton Nicholas

203-682-8245

Anton.Nicholas@icrinc.com

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Phil Denning

203-682-8246

Phil.Denning@icrinc.com

Jason Chudoba

646-277-1249

Jason.Chudoba@icrinc.com

TPG-AXON MANAGEMENT LP, TPG-AXON PARTNERS GP, L.P., TPG-AXON GP, LLC, TPG-AXON PARTNERS, LP, TPG-AXON INTERNATIONAL, L.P., TPG-AXON INTERNATIONAL GP, LLC, DINAKAR SINGH LLC AND DINAKAR SINGH (COLLECTIVELY, “TPG-AXON”) HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. IN CONNECTION WITH TPG-AXON'S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF SANDRIDGE ENERGY, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY TPG-AXON, STEPHEN C. BEASLEY, EDWARD W. MONEYPENNY, FREDRIC G. REYNOLDS, PETER H. ROTHSCHILD, ALAN J. WEBER AND DAN A. WESTBROOK (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, TPG-AXON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE CONSENT STATEMENT ON SCHEDULE 14A FILED BY TPG-AXON WITH THE SEC ON JANUARY 18, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

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